SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 FORM 8-K/A 1

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934

               Date of Report: (Date of earliest event reported):
                       March 16, 1998 (December 31, 1997)

                                  TEXOIL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                                            88-0177083
          NEVADA                    0-12633                (IRS EMPLOYER
 (STATE OF INCORPORATION)  (COMMISSION FILE NUMBER)     IDENTIFICATION NO.)

                      110 CYPRESS STATION DRIVE, SUITE 220
                              HOUSTON, TEXAS 77066
              (ADDRESS OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 (281) 537-9920
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                          1600 SMITH STREET, SUITE 4000
                              HOUSTON, TEXAS 77002
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

      This Current Report on Form 8-K/A-1 is made to file historical and pro forma financial statements omitted from the Registrant's initial Current Report on form 8-K (filed January 9, 1998), Item 2, pertaining to the Registrant's acquisition of Cliffwood Oil & Gas Corp., as permitted by Item 7 of Form 8-K.

FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED

      An index of financial information of the businesses acquired included in this current report is presented on Page 3. Such financial information includes the consolidated balance sheets of Cliffwood Oil & Gas Corp. as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended.

PRO FORMA FINANCIAL INFORMATION

      An index of unaudited pro forma financial information included in this report is presented on Page 3.

                                 TEXOIL, INC.
                       CURRENT REPORT ON FORM 8-K/A - 1
                        INDEX TO FINANCIAL INFORMATION


1.  BUSINESS ACQUIRED - CLIFFWOOD OIL & GAS CORP., AUDITED FINANCIAL
    STATEMENTS:

    Report of Independent Public Accountants............................. 4

    Consolidated Balance Sheets as of December 31, 1997 and
      December 31, 1996.................................................. 5

    Consolidated Statements of Income for the years ended
      December 31, 1997 and 1996......................................... 6

    Consolidated Statements of Stockholders' Equity for the
      years ended December 31, 1997 and 1996............................. 7

    Consolidated Statements of Cash Flows for the years ended
      December 31, 1997 and 1996......................................... 8

    Notes to Consolidated Financial Statements........................... 9

2. UNAUDITED TEXOIL, INC., PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS:

    Introduction.........................................................19

    Unaudited Pro Forma Consolidated Condensed
      Balance Sheet as of December 31, 1997..............................20

    Unaudited Pro Forma Consolidated Condensed
      Statement of Operations for the year ended
      December 31, 1997..................................................21

    Notes to Unaudited Pro Forma
      Consolidated Condensed Financial Statements........................22

                     REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Texoil, Inc.:

   We have audited the accompanying consolidated balance sheets of Cliffwood Oil & Gas Corp (a Texas Corporation acquired by Texoil, Inc. on December 31, 1997) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cliffwood Oil & Gas Corp. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                              Arthur Andersen LLP
Houston, Texas
March 13, 1998

                            CLIFFWOOD OIL & GAS CORP.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                              1997       1996
                                                            --------    -------
ASSETS
Current Assets:
   Cash and cash equivalents ............................   $     67    $   287
   Accounts receivable and other ........................      2,912      1,792
   Accounts receivable-related party ....................         60        186
   Other current assets .................................         65        --
                                                            --------    -------
            Total current assets ........................      3,104      2,265

Property, plant and equipment, at cost:
   Oil and natural gas properties (full-cost method)
        Evaluated properties ............................     14,383      5,507
        Unevaluated properties ..........................      1,636       --
   Office and other equipment ...........................        424        181
                                                            --------    -------
                                                              16,443      5,688
   Less - accumulated depreciation,
     depletion and amortization .........................     (1,370)      (182)
                                                            --------    -------
Net property, plant and equipment .......................     15,073      5,506
                                                            --------    -------
Other assets ............................................        463         29
                                                            --------    -------
           TOTAL ASSETS .................................   $ 18,640    $ 7,800
                                                            ========    =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
        Accounts payable and accrued liabilities ........   $  3,151    $   901
        Accounts payable - related party ................       --          192
        Revenue royalties payable .......................      1,638      1,312
                                                            --------    -------

           Total current liabilities ....................      4,789      2,405
                                                            --------    -------
Long-term debt ..........................................      5,008      2,629
                                                            --------    -------
Deferred income taxes ...................................        558        152
                                                            --------    -------
Commitments and contingencies (Note 6)

Stockholders' equity:
   Preferred stock - $.01 par value,
     10,000,000 shares authorized, none
     issued and outstanding at
     December 31, 1997 or 1996 ..........................       --          --
   Class A Common stock - $.01 par value;
     20,000,000 shares authorized; 3,442,657
     and 2,258,300 shares issued and outstanding
     at December 31, 1997 and 1996,  respectively .......         34         23
   Class B Common stock (non-voting) - $.01
     par value,  5,000,000 shares authorized;
     333, 334  and  none issued and outstanding at
     December 31, 1997 and 1996,  respectively ..........          3        --
   Additional paid-in capital ...........................      7,242      2,223
   Retained  earnings ...................................      1,006        368
                                                            --------    -------
        TOTAL STOCKHOLDERS' EQUITY ......................      8,285      2,614
                                                            --------    -------
        TOTAL  LIABILITIES AND
          STOCKHOLDERS' EQUITY ..........................   $ 18,640    $ 7,800
                                                            ========    =======

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                            CLIFFWOOD OIL & GAS CORP.
                        CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)


                                                           1997          1996
                                                          -------       -------
REVENUES
   Oil and gas sales ...............................      $ 6,367       $ 1,461
   Operator and management fees ....................          683           724
   Interest and other ..............................           73           220
                                                          -------       -------
        Total revenues .............................        7,123         2,405
                                                          -------       -------
COSTS AND EXPENSES
   Lease operating .................................        2,809           545
   Workover ........................................          294           128
   Production taxes ................................          321            78
   General and administrative ......................        1,056           816
   Depreciation, depletion and amortization ........        1,249           182
   Interest ........................................          368            98
                                                          -------       -------
   Total expenses ..................................        6,097         1,847
                                                          -------       -------
   INCOME BEFORE INCOME TAXES ......................        1,026           558

   PROVISION FOR INCOME TAXES
        Current ....................................         --             (38)
        Deferred ...................................         (388)         (152)
                                                          -------       -------
   TOTAL PROVISION FOR INCOME TAXES ................         (388)         (190)
                                                          -------       -------
NET INCOME .........................................      $   638       $   368
                                                          =======       =======
              The accompanying notes are an integral part of these
                       consolidated financial statements.

                            CLIFFWOOD OIL & GAS CORP.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)

                                             CLASS A COMMON STOCK     CLASS B COMMON STOCK    ADDITIONAL
                                             --------------------     --------------------     PAID-IN        RETAINED
                                              SHARES       AMOUNT      SHARES      AMOUNT      CAPITAL        EARNINGS        TOTAL
                                              ------       ------      ------      ------      -------        --------        -----
Balance at December 31, 1995 .........             1         $ 1         --          $-         $  149         $ --           $  150
Issuance of shares ...................         2,257          22         --           -          1,678           --            1,700
Issuance of warrants .................          --            --         --           -            396           --              396
Net income ...........................          --            --         --           -           --              368            368
                                               -----         ---         ---         --         ------         ------         ------
Balance at December 31, 1996 .........         2,258          23         --           -          2,223            368          2,614
Issuance of shares ...................         1,185          11         333          3          4,900           --            4,914
Issuance of warrants .................          --            --         --           -            119           --              119
Net income ...........................          --            --         --           -           --              638            638
                                               -----         ---         ---         --         ------         ------         ------

Balance at December 31, 1997 .........         3,443         $34         333         $3         $7,242         $1,006         $8,285
                                               =====         ===         ===         ==         ======         ======         ======

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                            CLIFFWOOD OIL & GAS CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)

                                                              1997       1996
                                                            -------     -------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income ..........................................    $   638     $   368
   Adjustments to reconcile net income
      to net cash provided by operating activities:
        Depreciation, depletion and amortization .......      1,249         182
        Deferred income taxes ..........................        388         152

        Accounts receivable ............................     (1,120)     (1,792)

        Accounts receivable - related party ............        126        (186)

        Other assets ...................................       (499)        (29)
        Accounts payable and accrued liabilities .......      1,761         901

        Accounts payable - related party ...............       (192)        192
        Revenue royalties payable ......................        326       1,312
                                                            -------     -------
        Net cash provided by operating activities ......      2,677       1,100
                                                            -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:

        Additions to oil and gas properties ............     (7,647)     (5,132)

        Other additions ................................       (243)       (181)
                                                            -------     -------
             Net cash used in investing activities .....     (7,890)     (5,313)
                                                            -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
        Proceeds from issuance of common stock .........      2,614       1,871

        Proceeds from long-term debt and other .........      9,200       2,629

        Repayments of long-term debt ...................     (6,821)       --
                                                            -------     -------
             Net cash provided by financing activities .      4,993       4,500
                                                            -------     -------
        Net increase (decrease) in cash and cash
          equivalents ..................................       (220)        287

        Cash and cash equivalents - beginning of
          period .......................................        287         -0-

        Cash and cash equivalents - end of year ........    $    67     $   287
                                                            =======     =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
             Cash paid during year for:
                   Interest ............................    $   368     $    76
                                                            =======     =======
                   Income taxes ........................    $    28     $     3
                                                            =======     =======
        Oil and gas  properties  purchased by issuance
          of Class A common stock ......................    $ 2,300     $  --
                                                            =======     =======
             Warrants ..................................    $   119     $   375
                                                            =======     =======
        Warrants issued for services provided ..........    $    70     $  --
                                                            =======     =======

              The accompanying notes are an integral part of these
                       consolidated financial statements.

NOTE 1: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

   Cliffwood Oil & Gas Corp. is engaged in the acquisition, development and production of, and exploration for, crude oil, natural gas and related products primarily in Texas and Louisiana. The accompanying consolidated financial statements include the accounts of Cliffwood Oil & Gas Corp. and its wholly-owned subsidiaries, Cliffwood Energy Company ("CEC"), Cliffwood Production Co. (CPC), and Cliffwood Exploration Co. ("CEXCO"), all collectively referred to herein as "Cliffwood" or the "Company", unless otherwise specified. A predecessor entity was initially incorporated in 1993 and was solely owned by Mr. Frank A. Lodzinski. No significant operations commenced until February 1996, with the acquisition of CEC and, effective May 1, 1996, the predecessor entity was recapitalized and changed its name to Cliffwood Oil & Gas Corp.

   On December 31, 1997, all of the outstanding Cliffwood common stock was acquired by Texoil, Inc. ("Texoil"), a Nevada corporation, pursuant to the terms of a definitive Agreement and Plan of Merger. The shareholders of Cliffwood exchanged each common share for 6.74 shares of Texoil common stock and, accordingly, Cliffwood became a wholly-owned subsidiary of Texoil. Cliffwood shareholders were issued 25,450,619 Texoil shares, representing about 70% of the post-merger shares outstanding. The management of Cliffwood survived the merger and replaced Texoil management. As a result, this transaction was accounted as a reverse acquisition of Texoil by Cliffwood using the purchase method of accounting.

   The accompanying financial statements include the financial position and results of operations as of and for the years ended December 31, 1997 and 1996 of Cliffwood Oil & Gas Corp. and subsidiaries, the business acquired by Texoil.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated. The Company accounts for its investment in an associated oil and gas partnership (See Note 7) using the proportionate consolidation method, whereby the Company's proportionate share of the partnership's assets, liabilities, revenues and expenses is included in the appropriate classifications in the accompanying consolidated financial statements.

PRIOR YEAR RECLASSIFICATIONS

   Certain prior year amounts have been reclassified to conform with the current presentation.

CASH AND CASH EQUIVALENTS

   Cash and cash equivalents consists of demand deposits and funds invested in highly liquid instruments with an original maturity of three months or less.

OIL AND NATURAL GAS PROPERTIES

   The Company follows the full-cost method of accounting whereby all costs associated with property acquisition, exploration and development activities are capitalized. Included in capitalized costs for 1997 are $340,000 of payroll and related costs of technical personnel which are directly attributable to the Company's oil and gas acquisition, exploration and development activities. The amount of similar costs capitalized in 1996 was not significant. Costs associated with evaluated properties or projects are amortized using the units-of-production method based on petroleum engineers' estimates of unrecovered proved oil and natural gas reserves. The costs of unevaluated properties are excluded from amortization until the properties are fully evaluated. Interest is capitalized on oil and natural gas properties which are not subject to amortization and are in the process of being evaluated. Included in capitalized costs for 1997 are interest costs of $70,000; none were capitalized in 1996. Proceeds from the sale of properties are accounted for as reductions to capitalized costs unless such sales result in a significant change in the relationship between capitalized costs and proved reserves, in which case a gain or loss is recognized.

   Impairment of capitalized costs of oil and gas properties is assessed for each cost center, determined on a country-by-country basis. The Company's only active cost center since inception has been the United States of America. To the extent that capitalized costs of oil and gas properties, net of accumulated depreciation, depletion and amortization and related deferred income taxes, exceed the discounted future net revenues of estimated proved oil and gas reserves plus the lower of cost or fair value of unevaluated properties, net of income tax effects, such excess is charged to operations as an impairment of oil and gas properties. No such write-downs were required during 1997 or 1996.

OFFICE AND OTHER PROPERTY

   Acquisitions, renewals, and improvements of office and other property are capitalized; maintenance and repairs are expensed. Depreciation deductions are calculated using the straight-line method over the assets' estimated useful lives of five years.

STOCK-BASED COMPENSATION

   The Company accounts for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Reference is made to Note 3, "Stock Options, Performance Awards and Stock Warrants," for a summary of the pro forma effects of SFAS No. 123, "Accounting for Stock Based Compensation" on the Company's results of operations for 1997.

FAIR VALUE OF FINANCIAL INSTRUMENTS

   The carrying amount of cash and cash equivalents, accounts receivable and payable and revenue royalties payable are estimated to approximate their fair values due to the short maturities of these instruments. All of the Company's long-term debt obligations bear interest at floating market rates, so carrying amounts and fair values are approximately the same.

INCOME TAXES

   The Company provides for income taxes using the asset and liability method, under which a deferred income tax liability or asset is recognized by applying the enacted statutory rates to differences between the financial reporting basis and the tax basis of assets and liabilities. The effect on deferred income taxes of a change in tax laws or tax rates is recognized during the period of enactment.

USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Oil and gas reserve estimates, which are the basis for units-of-production depletion and limitations on capitalized costs, are inherently imprecise and are expected to change as future information becomes available.

NEW ACCOUNTING PRONOUNCEMENTS

   In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." This statements requires the reporting of comprehensive income which includes net income plus all other non-owner changes in equity during the period. This statement is required to be adopted for fiscal years beginning after December 15, 1997. The Company intends to adopt this statement during its fiscal year ending December 31, 1998. The Company does not believe the adoption of this statement will have a material effect on its consolidated financial statements.

   In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." This statement requires the reporting of expanded information of a company's operating segments. It also expands the definition of what constitutes an entity's operating segments. This statement is required to be adopted for fiscal years beginning after December 15, 1997. The Company intends to adopt this statement during its fiscal year ending December 31, 1998. The Company does not believe the adoption of this statement will have a material effect on its consolidated financial statements.

NOTE 2:   LONG-TERM DEBT

   In September 1996, the Company entered into a revolving credit agreement (Credit Agreement) with a bank to finance property acquisitions and for temporary working capital requirements. The Credit Agreement, as amended, provides up to $25,000,000 in available borrowings, limited by a borrowing base (as defined in the Credit Agreement) which was $11,800,000 and $3,750,000 at December 31, 1997 and 1996, respectively. As of December 31, 1997 and 1996, borrowings outstanding under the Credit Agreement were $5,000,000 and $2,600,000, respectively. The borrowing base is redetermined annually (or more frequently at the option of the Company) and is reduced over a five-year period on a straight-line basis.

   The Credit Agreement provides for an annual facility fee of 1/4% of the initial borrowing base and on any increases thereto, and it also provides for monthly interest payments at the lender's prime rate plus 1/2%. The average interest rate paid to the lender was 9% in 1997 and 1996. The Company has granted first mortgages, assignments of production, security agreements and other encumbrances on its oil and gas properties to the lender, as collateral, pursuant to the Credit Agreement.

   Under the terms of the Credit Agreement, up to $500,000 is available under the borrowing base for the issuance of letters of credit. At December 31, 1997, $124,955 was reserved for the issuance of letters of credit. No amounts were reserved for the issuance of letters of credit at December 31, 1996.

   The Credit Agreement contains covenants which, among other things, restrict the payment of dividends on any security, limit the amount of consolidated debt, limit the Company's ability to make certain loans and investments, and require that the Company remain in compliance with certain covenants of the Credit Agreement.

   Estimated maturities of long-term debt, assuming the present borrowing base is unchanged, as of December 31, 1997, are $-0- in 1998 and 1999, $1,033,272 in 2000, $2,600,000 in 2001 and $1,375,000 in 2002.

NOTE 3:   STOCK OPTIONS, PERFORMANCE AWARDS AND STOCK WARRANTS

STOCK OPTIONS AND PERFORMANCE AWARDS

   During 1997, the Company adopted an Incentive Stock Option Plan and a Non-employee Director Stock Option Plan. On August 12, 1997, pursuant to these plans, the Board granted to certain employees and non-employee directors of the Company options for 428,000 and 125,000 shares of Class A Common Stock, respectively. On December 8, 1997, the Board granted to an employee of the Company options for 10,000 shares of Class A Common Stock. All options granted during 1997 have an exercise price of $3.50 and vest over a three-year period beginning January 1, 1997. In addition, pursuant to the Incentive Stock Option Plan, in August of 1997, the Board granted to certain employees of the Company, 26,500 performance awards for Class A Common Stock. Each award vests over a three-year period beginning January 1, 1997. There were no employee stock options granted or outstanding during 1996.

   The following summarizes information with regard to the stock option plans for the year ended December 31, 1997 (shares in thousands):

                                                                   1997
                                                            --------------------
                                                                        WEIGHTED
                                                                        AVERAGE
                                                                        EXERCISE
                                                             SHARES      PRICE
                                                             ------      -----
Outstanding at beginning of year ....................          --        $--
   Granted ..........................................          590        3.34
   Exercised ........................................          --         --
   Forfeited ........................................          --         --
                                                               ---        ----
Outstanding at end of year ..........................          590        3.34
                                                               ===        ====
Options exercisable at end of year ..................          197       $3.34

   The following table summarizes information for the options outstanding at December 31, 1997 (shares in thousands):

                                           OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                            ---------------------------------------------     --------------------------
                             NUMBER OF          WEIGHTED         WEIGHTED      NUMBER OF        WEIGHTED
                              OPTIONS            AVERAGE          AVERAGE       OPTIONS          AVERAGE
                            OUTSTANDING        CONTRACTUAL       EXERCISE     EXERCISABLE       EXERCISE
RANGE OF EXERCISE PRICES    AT 12/31/97       LIFE IN YEARS        PRICE      AT 12/31/97         PRICE
------------------------    -----------       -------------        -----      -----------         -----
$  0.00   --   $ 3.50             590              3               3.34            197            3.34

   The Company applies APB Opinion 25 and related interpretations in accounting for its stock-based compensation plans. APB Opinion 25 does not require compensation costs to be recorded on options which have exercise prices at least equal to the fair value of the underlying common stock on the date of grant. The 26,500 performance awards granted are compensatory under APB 25. Therefore, the Company will recognize approximately $93,000 of compensation expense related to these options, $31,000 of which was recognized in 1997. No such performance awards were granted or outstanding during 1996.

   Had compensation costs for the remainder of the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the optional accounting method prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's $638,000 reported net income would have been reduced to approximately $522,000.

   The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for 1997: risk-free interest rates ranging from 5.9% to 6.1%; dividend yield of 0%; 0% stock price volatility due to the non-public status of the Company during 1997; and an expected option life of three years. The weighted-average fair value of options granted during 1997 was $3.62 per option.

STOCK WARRANTS

   In connection with the formation of Cliffwood Acquisition 1996 Limited Partnership ("CALP 96" or the "Partnership"; see Note 7), and concurrent with the joint acquisition of certain oil and gas properties, on September 27, 1996, the Company issued warrants to certain limited partners of CALP 96 for the purchase of 300,000 shares of Cliffwood Common Stock, at an exercise price of $1.25 per share. The fair value of the warrants was estimated by management to be $396,000, based on a valuation of partnership reversionary interests and further corroborated by a valuation of the Company's common stock, immediately before and after the subject transaction, with each such valuation calculated by management using common industry methodologies. This warrant value is reflected as an addition to proved oil and natural gas properties and additional paid-in capital in the accompanying consolidated financial statements.

   Cliffwood issued warrants to purchase common stock in connection with certain financing activities and purchases of assets consummated in 1997. The table set forth below lists such warrants, the exercise prices and the dates of issuance. All warrants issued and outstanding expire five years after the date of issuance.

                                                     EXERCISE         DATE OF       FMV AT DATE
                                        WARRANTS       PRICE         ISSUANCE        OF GRANT
                                        --------       -----         --------        --------
   First Union Capital Markets, Inc.      167,500      $4.25       June 1, 1997          .42
   Lincoln National Life Insurance Co.    261,250      $4.25      August 4, 1997         .36
   V & C Energy Limited Partnership        50,000      $4.50      August 5, 1997         .36
   Belleview Capital Corp.                 13,750      $4.25      August 4, 1997         .36

The fair value of each warrant grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for 1997: risk-free interest rates ranging from 6.1% to 6.5%; dividend yield of 0%; 0% stock price volatility due to the non-public status of the Company during 1997; and an expected warrant life of five years. The weighted-average fair value of warrants granted during 1997 was $3.62 per option, for warrants granted at fair market value. The values of all warrants, except those warrants issued to First Union Capital Markets, Inc. (First Union) are reflected as an addition to evaluated oil and natural gas properties and additional paid-in capital in the accompanying consolidated financial statements. The warrants issued to First Union were issued in exchange for broker services received from First Union and are recorded within additional paid-in capital.

   No stock options, performance awards or warrants were exercised during 1997 or 1996.

NOTE 4:   INCOME TAXES

   The following table shows the components of the Company's income tax provision (in thousands):

                                                              1997          1996
                                                              ----          ----
Current:
   Federal .........................................          $--           $ --
   State ...........................................           --             38
                                                              ----          ----
                                                               --             38
                                                              ----          ----
Deferred:
   Federal .........................................           358           152
   State ...........................................            30            --
                                                              ----          ----
                                                              $388          $190
                                                              ====          ====

   The following table shows the components of the Company's net deferred tax liability (in thousands):

                                                              AS OF DECEMBER 31,
                                                              -----------------
                                                               1997       1996
                                                               -----      -----
Deferred tax liabilities:
Tax over book depreciation ...............................     $ 216      $  95
Oil and gas property costs expensed for tax, but
   capitalized for financial reporting ...................       442         57
                                                               -----      -----
Deferred tax liability ...................................     $ 658      $ 152
                                                               -----      -----
Deferred tax asset:
   Net operating loss carryforward .......................      (100)      (--)
                                                               -----      -----
Net deferred tax liability ...............................     $ 558      $ 152
                                                               =====      =====

   A reconciliation of taxes computed at the corporate federal income tax rate to the reported income tax provision is as follows (in thousands):

                                                                1997       1996
                                                                ----       ----
Statutory federal income tax provision....................       358       $190
State income tax provision ...............................        30        --
                                                                ----       ----
Income taxes as reported .................................      $388       $190
                                                                ====       ====

   At December 31, 1997, the company had U.S. federal and state income tax net operating loss carryforwards of approximately $380,000 which will expire in periods beginning in the year 2008.

NOTE 5:   CONCENTRATIONS OF CREDIT RISK

   Credit risk represents the accounting loss which the Company would record if its customers failed to perform pursuant to the contractual terms. The Company's two largest customers consist of large multinational companies.

In addition, the Company transacts business with independent oil producers, crude oil trading companies and a variety of other entities. The Company's credit policy and the relatively short duration of receivables mitigate the risk of uncollected receivables.

   Accounts receivable for oil and natural gas sales from five customers amounted to 58% and 58% of the outstanding balance at December 31, 1997 and 1996, respectively. Sales to three and four customers accounted for 50% and 63% of oil and natural gas revenues for 1997 and 1996, respectively. No other purchaser of the Company's products accounted for as much as 10% of total sales during 1997 or 1996.

NOTE 6:  COMMITMENTS AND CONTINGENCIES

COMMITMENTS

   Minimum future lease commitments in connection with office space and equipment leased by the Company are: 1998 - $69,432, 1999 - $69,432, 2000 -
$5,786, and zero thereafter. Rental payments made under the terms of agreements totaled $61,945 and $22,035 in 1997 and 1996, respectively. The Company has entered into various commitments and operating agreements related to substantially all of its oil and natural gas properties. It is management's belief that such commitments will be met without a significant adverse impact on the Company's financial position or results of operations.

CONTINGENCIES

   No legal proceedings are pending against the Company and the Company is unaware of any potential claims or lawsuits involving environmental, operating or corporate matters which are expected to have a material effect on the Company's financial position or results of operations.

NOTE 7:  RELATED-PARTY TRANSACTIONS

INVESTMENT IN PARTNERSHIP

   In September 1996, in connection with the acquisition of certain properties, CEC became the General Partner of CALP 96. The Partnership is a limited partnership formed to acquire interests in oil and gas properties. Partnership capitalization was approximately $5.2 million and $3.2 million at December 31, 1997 and 1996, respectively. Generally, CEC funds ten percent (10%) of the Partnership's capital requirements and may earn up to seventy percent (70%) of Partnership cash flows, predicated upon achieving the recovery of invested funds and a specified rate of return for the limited partners. In accordance with certain agreements, Cliffwood must offer the Partnership 25% of future acquisitions sponsored by the Company, up to the Partnership capital limit of $10.0 million.

   The Company, through Cliffwood Production Co., operates properties for CALP
96. Accordingly, amounts reflected in the accompanying financial statements as accounts receivable or accounts payable, to or from related parties, represent amounts associated with operations for this entity.

MANAGEMENT

   The Company entered into certain transactions with management, including Frank A. Lodzinski, President, and Jerry M. Crews, Executive Vice President. A summary of related-party transactions is as follows:

   Energy Resource Associates, Inc. ("ERA"), a Texas corporation, is solely owned and controlled by Mr. Lodzinski. ERA is also the General Partner of the V & C Energy Limited Partnership ("V&C") which has participated with Cliffwood in several of its acquisitions, at cost. In September 1997, V & C sold certain oil & gas properties to the Company for $2.5 million in cash, 100,000 shares of Cliffwood stock and 50,000 warrants to purchase Cliffwood common stock at a price of $4.50 per share.

   Mr. Lodzinski was paid a cash fee of $40,250 upon closing of certain acquisitions for the Company.

   The Company had an agreement with Mr. Crews that he would earn 33,000 shares of common stock based on his agreement to provide services without compensation for a period of about six months. Mr. Crews also earned a fee of $57,250 based on his success in generating and closing acquisitions. In addition, he was issued 55,000 common shares for his contribution of cash and certain equipment to the Company.

                            CLIFFWOOD OIL & GAS CORP.
                       SUPPLEMENTARY OIL & GAS INFORMATION

                COSTS INCURRED IN OIL & GAS PROPERTY ACQUISITION,
                     EXPLORATION AND DEVELOPMENT ACTIVITIES

                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                                   (UNAUDITED)

                                                         1997              1996
                                                        -------           ------
                                                                (000's)
Acquisition of properties:
     Evaluated ..............................           $ 7,941           $5,536
     Unevaluated ............................             1,636             --

Exploration costs ...........................              --               --

Development costs ...........................               906             --
                                                        -------           ------
     Total costs incurred ...................           $10,483           $5,536
                                                        =======           ======

          CAPITALIZED COSTS RELATING TO OIL & GAS PRODUCING ACTIVITIES

                           DECEMBER 31, 1997 AND 1996
                                   (UNAUDITED)

                                                          1997             1996
                                                         -------          ------
                                                                 (000's)
Evaluated properties ..........................          $14,383          $5,536
Unevaluated properties ........................            1,636            --
                                                         -------          ------
                                                          16,019           5,536
Less:  Accumulated depreciation,
  depletion and Amortization...................            1,292             164
                                                         -------          ------
     Net capitalized costs ....................          $14,727          $5,372
                                                         =======          ======

   Unevaluated properties and associated costs not currently being amortized and included in oil and gas properties were $1,636,000 at December 31, 1997, all of which had been incurred in 1997. The projects represented by these costs were undergoing exploration or development activities or are projects in which the Company intends to commence such activities in the future. The Company will begin to amortize these costs when proved reserves are established or an impairment is determined. The Company believes this determination will occur in 24 to 36 months.

              See accompanying notes to supplementary information.

                            CLIFFWOOD OIL & GAS CORP.
                       SUPPLEMENTARY OIL & GAS INFORMATION

                          RESERVE QUANTITY INFORMATION

                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                                   (UNAUDITED)

                                              1997                  1996
                                        -----------------     -----------------
                                         OIL        GAS        OIL        GAS
                                         MBBL       MMCF       MBBL       MMCF
                                        ------     ------     ------     ------
Proved reserves:
     Beginning of year .............     1,684      4,622       --         --
         Acquisitions ..............     2,555      4,972      1,731      4,815
         Extensions, discoveries
           and improved recovery ...       136        302       --         --
         Revisions of
           previous estimates ......       340       (133)      --         --
         Production ................      (255)      (707)       (47)      (193)
                                        ------     ------     ------     ------
      End of year ..................     4,460      9,056      1,684      4,622
                                        ======     ======     ======     ======
Proved developed reserves
     End of year ...................     3,937      6,421      1,684      4,622
                                        ======     ======     ======     ======

                    STANDARDIZED MEASURE OF DISCOUNTED FUTURE
               NET CASH FLOW RELATING TO PROVED OIL & GAS RESERVES

                           DECEMBER 31, 1997 AND 1996
                                   (UNAUDITED)

                                                           1997            1996
                                                          -------        -------
                                                                 ($000's)
Future cash inflows ..............................        $95,394        $56,038

Future production and development costs
     Production costs and  taxes .................         50,304         27,420
     Development and abandonment .................          4,188            208
Future income tax expenses .......................          9,415          7,963
                                                          -------        -------
Future net cash flows ............................         31,487         20,477
Discount at 10% per annum ........................         12,788          7,688
                                                          -------        -------
Standardized measure of discounted
     future net cash flow ........................        $18,699        $12,759
                                                          =======        =======
Standardized measure before income taxes .........        $24,290        $17,743
                                                          =======        =======

              See accompanying notes to supplementary information.

                            CLIFFWOOD OIL & GAS CORP.
                       SUPPLEMENTARY OIL & GAS INFORMATION

                    STANDARDIZED MEASURE OF DISCOUNTED FUTURE
                   NET CASH FLOWS AND CHANGES THEREIN RELATING
                         TO PROVED OIL AND GAS RESERVES

                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                                   (UNAUDITED)

The following are the principal sources of change in the standardized measure of discounted future net cash flows during 1997 and 1996:

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                   ---------------------------
                                                                                     1997               1996
                                                                                   --------           --------
                                                                                             ($000)
Standardized measure of discounted future net cash flows, beginning of year ..     $ 12,759           $   --
Purchases of reserves ........................................................       12,001             13,469

Extensions, discoveries and improved recovery, net of costs ..................        1,095               --
Revisions of previous quantity estimates .....................................        2,575               --
Net changes in prices and production costs ...................................       (7,228)              --
Changes in estimated future development costs ................................         (228)              --
Development costs incurred during period that reduced future
     development costs .......................................................          208               --
Sales of oil and gas produced during period, net of production costs .........       (2,874)              (710)
Net change in income taxes ...................................................         (612)              --
Accretion of discount ........................................................        1,774               --

Other (changes in production rates, timing and other) ........................         (776)              --
                                                                                   --------           --------
Standardized measure of discounted future net cash flows, end of year ........     $ 18,694           $ 12,759
                                                                                   ========           ========

              See accompanying notes to supplementary information.

                            CLIFFWOOD OIL & GAS CORP.

                  NOTES TO SUPPLEMENTARY OIL & GAS INFORMATION
                                   (UNAUDITED)

1. PRESENTATION AND RESERVE DISCLOSURE INFORMATION

   Reserve disclosure information is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 69 ("SFAS 69"), Disclosures About Oil and Gas Producing Activities.

2. DETERMINATION OF PROVED RESERVES

   The estimate of the Company's proved reserves was determined by an independent petroleum engineer in accordance with the provisions of SFAS 69 and applicable rules of the Securities and Exchange Commission. The estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development and other factors. Estimated future cash flows were computed by applying prices of oil and gas received by the Company at the end of the indicated periods to estimated future production of proved reserves, less estimated future development and production costs, which were estimated based on current costs.

3. STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND
   CHANGES THEREIN RELATING TO PROVED OIL AND GAS RESERVES

   The standardized measure of discounted future net cash flows relating to proved oil and gas reserves and the changes in standardized measure of discounted future net cash flows relating to proved oil and gas reserves were prepared in accordance with the provisions of SFAS 69. Future cash inflows are computed as described in Note 2 above by applying current prices to year-end quantities of proved reserves. Future production and development costs are computed estimating the expenditures to be incurred in developing and producing the oil and gas reserves at year-end, based on year-end costs and assuming continuation of existing economic conditions.

   Future income tax expenses are calculated by applying the year-end U.S. tax rate to future pre-tax cash inflows relating to proved oil and gas reserves, less the tax basis (including any applicable net operating loss carryforwards) of oil and gas properties involved. Future income tax expenses give effect to permanent differences and tax credits and allowances relating to the proved oil and gas reserves.

   Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows. This calculation does not necessarily represent an estimate of fair value or the present value of such cash flows since future prices and costs can vary substantially from year-end and the use of a 10% discount figure is arbitrary.

                                  TEXOIL, INC.
                   UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                              FINANCIAL STATEMENTS
INTRODUCTION

    On December 31, 1997, pursuant to the terms of a definitive plan of merger, and a new financing arrangement, Texoil, Inc., ("Texoil" or the "Company"), a Nevada Corporation, acquired all of the outstanding common shares of Cliffwood Oil & Gas Corp. ("Cliffwood"), a Texas corporation, in exchange for 25,450,179 shares of previously authorized but unissued shares of Texoil common stock. For financial reporting purposes, the transaction described above will be accounted for as a reverse acquisition of Texoil by Cliffwood. The acquired Texoil assets existing immediately prior to the acquisition ("Texoil Net Assets") will be recorded at fair value using the purchase method of accounting on December 31, 1997, as required by generally accepted accounting principles. Such assets consisted of cash, oil & gas properties, certain mineral leases, options and 3-D seismic data. Management believes the resultant valuation of the Texoil Net Assets included in the accompanying Unaudited Pro Forma Consolidated Condensed Financial Statements is more appropriate than amounts which would result if the market price of Texoil shares on December 31, 1997 were used for the valuation, because (1) the fair value of underlying net assets acquired can be readily determined, with reasonable precision, using valuation procedures common in the oil & gas industry, (2) there is limited trading activity in Company shares, (3) common stock issued to effect the business combination and recapitalization substantially exceeds the trading volume of shares in the marketplace and the number of shares outstanding prior to the business combination, (4) shares issued are restricted in their marketability, (5) limitations on capitalized costs exist for proved oil & gas properties would otherwise be exceeded in the purchase price allocation, and (6) costs allocated to unevaluated properties should not exceed their underlying fair values.

    The Unaudited Pro Forma Consolidated Condensed Balance Sheet includes the accounts of Cliffwood and Texoil as if the Texoil net assets were acquired on December 31, 1997, while the Unaudited Pro Forma Consolidated Condensed Statement of Income for the year ended December 31, 1997 is presented as if the Texoil net assets were acquired on January 1, 1997. The accompanying statements should be read in connection with all the disclosures and information contained in the financial statements of Cliffwood Oil & Gas Corp. included in this 8-K/A1 filing, and Texoil quarterly and annual filings with the Securities and Exchange Commission. Reference should also be made to the assumptions and explanations of pro forma adjustments, discussed in the accompanying notes. The pro forma consolidated financial position and results of operations reflected herein are not necessarily indicative of actual financial statements and results of operations for the combined companies had the transaction occurred at the dates indicated. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the proforma adjustments give appropriate effect to these assumptions and are properly applied in the proforma financial information. Further, such pro forma financial statements are not necessarily indicative of the future financial performance of the combined entities.

TEXOIL, INC./CLIFFWOOD OIL & GAS CORP.
PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
AT DECEMBER 31, 1997

(In thousands)

                                                   CLIFFWOOD          TEXOIL            PRO FORMA     PRO FORMA
                                                  HISTORICAL        HISTORICAL         ADJUSTMENTS     COMBINED
                                                   ---------        ----------         ----------     ---------
ASSETS

Current Assets:
     Cash and cash equivalents                     $      67        $       28         $    3,964 (b) $   4,059
     Accounts receivable                               2,972               532                            3,504
     Other current assets                                 65                71                (71)(c)        65
                                                   ---------        ----------         ----------     ---------
         Total current assets                          3,104               631              3,893         7,628
                                                   ---------        ----------         ----------     ---------
Property and equipment, at cost:
     Oil and gas properties, net                      14,727             5,888             (1,268)(c)    19,347
     Other equipment, net                                346                                                346

Other Assets                                             463                50                (50)(c)       463

Total Assets                                       $  18,640        $    6,569         $    2,575     $  27,784
                                                   =========        ==========         ==========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable and accrued liabilities      $   3,151        $    1,092         $      (36)(b) $   4,207
     Revenues/royalties payable                        1,638               249                            1,887
     Notes Payable                                                       4,500             (4,500)(a)         -
     Deferred Rent                                                          14                (14)(c)
     Current portion of long-term debt
                                                   ---------        ----------         ----------     ---------
         Total current liabilities                     4,789             5,855             (4,550)        6,094
                                                   ---------        ----------         ----------     ---------
Long-term debt                                         5,008             1,650               (600)(a)        58
                                                                                           (1,050)(b)
                                                                                           (4,950)(b)
Other long term liabilities                                                 28                (28)(c)
Deferred income taxes                                    558                                 (343)(c)       215
Convertible subordinated notes                                                             10,000 (b)    10,000
Stockholders' Equity:
     Preferred Stock                                                     2,300             (2,300)(a)
     Common Stock                                      7,279            10,106              7,400 (a)    10,411
                                                                                          (14,374)(d)
     Retained earnings                                 1,006           (13,370)            (1,004)(c)     1,006
                                                                                           14,374 (d)
                                                   ---------        ----------         ----------     ---------
         Total shareholders' equity                    8,285              (964)             4,096        11,417
                                                   ---------        ----------         ----------     ---------
Total Liabilities & Stockholders' Equity           $  18,640        $    6,569         $    2,575     $  27,784
                                                   =========        ==========         ==========     =========

TEXOIL, INC./CLIFFWOOD OIL & GAS CORP.
PRO FORMA CONSOLIDATED CONDENSED INCOME STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 1997
(In thousands)

                                                                CLIFFWOOD           TEXOIL           PRO FORMA     PRO FORMA
                                                                HISTORICAL        HISTORICAL        ADJUSTMENTS     COMBINED
                                                                ---------         ----------         ---------      --------
Revenues:
     Oil and gas sales                                          $   6,367         $      813                        $  7,180
     Operator and management fees                                     683                                                683
     Other                                                             73                474                             547
                                                                ---------         ----------         ---------      --------
Total Revenues                                                      7,123              1,287                 -         8,410
                                                                ---------         ----------         ---------      --------
Expenses:
     Lease operating expenses                                       2,809                203                           3,012
     Workover expenses                                                294                                                294
     Production taxes                                                 321                 76                             397
     General and administrative                                     1,056                511              (176)(e)     1,391
     Depreciation, depletion and amortization                       1,249              2,389            (2,197)(f)     1,441
     Interest expense                                                 368                333               (49)(g)       652
     Non-cash interest expense                                                         3,409            (3,409)(h)         -
                                                                ---------         ----------         ---------      --------
Total Expenses                                                      6,097              6,921            (5,831)        7,187
                                                                ---------         ----------         ---------      --------
Earnings before income taxes                                        1,026             (5,634)            5,831 (i)     1,223

Provision for income taxes                                            388                                   28 (j)       416

Net earnings (loss)                                             $     638         $   (5,634)        $   5,803      $    807
                                                                =========         ==========         =========      ========

Basic earnings (loss) per share                                                   $    (1.26)                       $   0.02

Basic weighted average shares outstanding                                              4,459                          36,526

Diluted earnings (loss) per share                                                 $    (1.26)                       $   0.02

Diluted weighted average shares outstanding                                            4,459                          40,772

    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

        For financial reporting purposes, the combination of Texoil, Inc., and Cliffwood Oil & Gas Corp. is presented as a reverse acquisition of Texoil by Cliffwood with the net assets of Texoil being recorded at fair value on December 31, 1997 using the purchase method of accounting in accordance with generally accepted accounting principles. Accordingly, the accompanying Unaudited Pro Forma Consolidated Condensed Balance Sheet includes the historical accounts of Cliffwood Oil & Gas Corp. and the allocated fair values of Texoil net assets as of December 31, 1997. For purposes of the Unaudited Pro Forma Consolidated Condensed Income Statements for the year ended December 31, 1997, it is assumed that the Texoil net assets were acquired January 1, 1997.

    As more fully described in the Company's Form 8-K filed on January 9, 1997, the Company was recapitalized pursuant to the terms of a definitive plan of merger ("Merger Agreement") as a condition to closing the acquisition of Cliffwood Oil & Gas Corp. The recapitalization resulted in $5.1 million of convertible debt and $2.3 million of convertible preferred stock being converted to Texoil common shares. In addition, the Company entered into a Note Purchase Agreement with four limited partnerships affiliated with Resource Investors Management Co. ("RIMCO"), and issued 7 7/8% Convertible Subordinated General Obligation Notes in the principal amount of $10.0 million to such partnerships. The proceeds of the issuance were used to repay $1,050,000 of Texoil long-term debt to certain pre-combination directors and to repay substantially all outstanding Cliffwood bank debt.

    Adjustments to the Unaudited Pro Forma Consolidated Condensed Balance Sheet at December 31, 1997, are as follows:

    (a) To convert $5.1 million ($4.5 million current, $600,000 non-current) of Texoil convertible debt and $2.3 million of Texoil convertible preferred stock to $7.4 million of Texoil common shares pursuant to the terms of the Merger Agreement.

    (b) To reflect the issuance of $10.0 million of 7 7/8% convertible subordinated general obligation notes, and the repayment of $4,950,000 million of Texoil bank debt, $1,050,000 million of other Texoil debt owed to certain former directors and related interest of $36,000.

    (c) To adjust Texoil's net historical cost balances to the allocated purchase price of Texoil Net Assets. The resultant basis of Texoil oil and gas properties is approximately $4,620,000, comprised of $1,685,000 for proprietary 3-D seismic data, $1,296,000 for unevaluated mineral leases and options and $1,982,000 for evaluated oil & gas properties. Also, to give effect to Texoil book and tax basis differences.

    (d) To eliminate Texoil's historical accumulated deficit consistent with the recapitalization of the Company and purchase accounting.

    Adjustments to the Unaudited Pro Forma Consolidated Condensed Income Statements for the year ended December 31, 1997 are as follows:

    (e) To reduce general and administrative expenses for the effects of actual personnel reductions implemented subsequent to the business combination.

    (f) To recalculate depreciation, depletion and amortization based on the combined reserves and production of Texoil and Cliffwood and to eliminate the provision for impairment of oil and gas properties recorded in 1997 by Texoil.

    (g) To adjust interest expense related to debt issued in connection with the acquisition.

    (h) To eliminate interest expense on convertible debt which was converted as a result of the business combination.

    (i) To eliminate preferred dividends on securities converted to common stock as a condition of the business combination. No preferred stock dividends by Texoil were declared subsequent to June 30, 1996.

    (j) To recalculate the provision for income taxes.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 13, 1998

                                          TEXOIL, INC.

                                          /s/ FRANK A. LODZINSKI
                                          Frank A. Lodzinski,
                                          Chief Executive Officer